SERVICE AGREEMENT


This agreement is entered into this         day of             , 1998 between
First American Capital Corporation, incorporated under the laws of and domiciled in the State of Kansas (hereinafter referred to as "the Company") and First Life America Corporation, a life insurance company also incorporated and domiciled in Kansas (hereinafter referred to as "FLAC").

The principal place of business of both the Company and FLAC is 3360 SW Harrison Street, Topeka, Kansas 66611.

                             RECITALS

A. FLAC has need of numerous services, expertise and premises in the conduct of its life insurance and annuity business including the following:

1) Executive, Marketing and Investment Management including related compensation, taxes, and benefits;

2) Administrative Support management and staff including compensation, taxes and benefits;

3)   Data Processing;

4)   Business Liability and Property Insurance;

5) Professional Services (including Accounting, Actuarial, Legal, Investment Advisors, and miscellaneous Consulting);

6)   Use of office space and equipment.

7) Regulatory Report Preparation a. Annual Statements b. Federal, State and County tax returns (including premium tax returns, if any) c. Any reports required by Insurance regulators

8) Underwriting, Policy Issue and Policyholder Service a. Ordering and handling medical exams and attending physician statements b. Inspection reports
c. Medical Information Bureau (MIB) processing d. Issuance of contracts e. Handling of all policyholder contract changes

9)   Claims identification, investigation, processing & payment




10) General Office Expenses a. Postage, Telegraph and Telephone b. Printing (other than sales material), including policy forms c. Administrative fees charged by banks and service bureaus d. Bureau and Association dues, publications, periodicals e. Office supplies and general expenses

11)  Form Development

B. The Company desires to provide the above described services, expertise and premises.

In consideration of the above recitals and the terms and covenants of this agreement, the parties agree as follows:

                   SECTION ONE (EFFECTIVE DATE)

This agreement shall become effective on the date of its execution by the parties hereto provided that same has been submitted to the Kansas Department of Insurance and has not been disapproved.

                SECTION TWO (COMPANY OBLIGATIONS)

The Company shall provide (and bear the expense of so providing) all of the services, expertise and premises described in Recital A above EXCEPT that the Company shall neither provide nor bear the expense of providing same in any matter 1.) not related to the conduct of FLAC's life insurance and annuity business; or 2.) arising out of the interpretation or enforcement of this agreement. The Company shall not be responsible for any losses incurred by FLAC resulting from the providing of the services and expertise enumerated in Recital A absent a showing of gross negligence.

              SECTION THREE (FLAC-RETAINED EXPENSES)

FLAC shall bear the expense of providing all direct selling costs including agent recruiting, training and licensing; agent commissions; any benefits or awards directly for or to agents or management, including any life or health insurance to be provided; and any taxes (federal, state or county) directly related to the business of FLAC. FLAC will also be responsible for any expenditures related to reinsurance and to fulfilling obligations arising directly from the contracts of life insurance, annuity, etc. entered into by its agents, including legal costs related to claims. FLAC shall further be responsible for any state examination fees arising from the conduct of its life insurance and annuity business; independent auditors fees; any interest on FLAC indebtedness; FLAC directors fees; Directors Liability Insurance; and any expenses arising out of mergers or acquisitions involving FLAC.






              SECTION FOUR (EXPENSES NOT ENUMERATED)

In the event that any expense is incurred by FLAC which is neither enumerated nor described in this agreement, Company shall have no obligation to bear the cost of same. However, the parties may enter into agreements separate and apart from this agreement with respect to said expenses provided that those agreements are not in violation of any applicable laws or regulations in any jurisdiction in which FLAC conducts an insurance or annuity business.


               SECTION FIVE (PAYMENTS FOR SERVICES)

In consideration for services enumerated in Recital A above, FLAC shall pay to the Company a percentage of the life insurance and annuity premiums "delivered" by FLAC agents. The percentages shall be twenty-five percent (25%) of first year premiums; twenty percent (20%) of second year premiums; fifteen percent (15%) of third year premiums; and ten percent (10%) of fourth year premiums and five percent (5%) in years five and thereafter. Delivered premiums shall be defined as premium received on new written business which has been underwritten by FLAC and the policy accepted by the policy owner upon delivery by the agent.

                  SECTION SIX (TIME OF PAYMENTS)

The payments to the Company arising out of the calculations set forth in Section Five above are to be remitted on a monthly basis and are due on or before the fifth day of the month following the incurrence of the obligation to pay.

                  SECTION SEVEN (GOVERNING LAW)

It is agreed that this agreement shall be governed by, constructed and enforced in accordance with the laws of the State of Kansas.

               SECTION EIGHT (BINDING ARBITRATION)

It is agreed by the parties herein that any disputes arising under this agreement shall be submitted to binding arbitration under the rules of commercial arbitration of the American Arbitration Association.

                 SECTION NINE (ENTIRE AGREEMENT)

This agreement shall constitute the entire agreement between the parties. Any prior understanding or representation of any kind preceding the date of this agreement shall not be binding on either party except to the extent expressly set out in this agreement.




                    SECTION TEN (MODIFICATION)

Any modification of this agreement or additional obligation assumed by either party in connection with this agreement shall be binding only if evidenced in a written document signed by both parties. Said written document shall first have been submitted to the Departments of Insurance in all states in which FLAC is authorized to conduct any insurance or annuity business without having been disapproved.

                 SECTION ELEVEN (BINDING EFFECT)

This agreement shall inure to the benefit of and be binding upon the parties to this agreement, their successors and assigns.

                SECTION TWELVE (TERM OF AGREEMENT)

This agreement shall remain in effect until such time as either party provides ninety (90) days written notice of termination.

              SECTION THIRTEEN (PARTIAL INVALIDITY)

The invalidity of any part of this agreement will not and shall not be deemed to affect the validity of any other part. In the event that any provision of this agreement is held to be invalid, the parties agree that the remaining provisions shall remain in full force and effect as if they had been executed by both parties subsequent to the expungement of the invalid provision.

                 SECTION FOURTEEN (NOTIFICATION)

Any notices required under this agreement shall be made to the party to receive notice at the party's principal place of business as described in the first paragraph of this agreement unless said party has notified the other party in writing of a change of address pursuant to this section.

               SECTION FIFTEEN (PARAGRAPH HEADINGS)

The titles to the paragraphs of this agreement are solely for the convenience of the parties and shall not be used to explain, modify or simplify the provisions of this agreement.

        SECTION SIXTEEN (FAILURE TO INSIST ON PERFORMANCE)

Failure at any time to insist on performance of any term or provision of this agreement shall not be deemed a waiver of any right reserved or any other provision of this agreement.







                            SIGNATURES

In witness whereof each party to this agreement has caused it to be executed in Topeka, Shawnee County, Kansas on the date indicated below.

FIRST AMERICAN CAPITAL CORPORATION (the Company)


 by: Date

              Title

 FIRST LIFE AMERICA CORPORATION (FLAC)


 by: Date

               Title